EXHIBIT 99.1

NEWS RELEASE

Finisar Corporation Announces the Sale of Assets at Sensors Unlimited and Further Restructuring

SUNNYVALE, Calif.—(Internet Wire)—October 8, 2002—Finisar Corporation (Nasdaq:FNSR), a technology leader in gigabit fiber optic solutions for high-speed data networks, today announced that it had entered into a definitive agreement to sell certain assets and transfer certain liabilities of its Sensors Unlimited subsidiary to a new company formed by Sensors’ current management group. The consideration for this sale will be $6.1 million in cash. Finisar also announced that it had undertaken a further reduction in its U.S. workforce and the closure of a facility to reduce its operating expenses and improve its cash flow.

Sale of Assets to Management Group

Finisar will retain ownership of all of Sensors’ intellectual property and will transfer all manufacturing and development activities for positive-intrinsic-negative (PIN) diodes and avalanche photodiodes (APDs) to other facilities within Finisar. The new company will license intellectual property associated with the development of cameras and photodiode arrays for military and industrial spectroscopy applications. The new company will assume the name “Sensors Unlimited” and continue to operate at Sensors’ existing facility in Princeton, NJ. The new company will also assume the obligations associated with the equipment and facilities located there. In addition, Finisar will retain a minority interest in the new company. The transaction is expected to close during October 2002. Gregory H. Olsen, currently President of Sensors Unlimited and an officer and director of Finisar, is President of the new company. Mr. Olsen will resign his position with Finisar and its subsidiary upon closing of the transaction.

“We purchased Sensors Unlimited in October 2000 with a goal to leverage their know-how in processing III-V semiconductor materials to develop and produce key components for use in our fiber optic communication products,” said Jerry Rawls, Finisar’s CEO. “We achieved that goal, as Sensors has produced high speed PINs and APDs that have been designed into our transceiver products. Following this transaction, we will move the PIN and APD production to another Finisar facility. Thus, the Sensors management will be free to pursue other applications outside fiber optic communications. We look forward to helping the Sensors’ management achieve success in their new company,” added Rawls.

“The original business of Sensors was based on InGaAs photodiode arrays, cameras, and sensing, mostly for spectroscopy in industrial and military applications,” said Greg Olsen, President of the new company. “This transaction will allow us to return to our roots and refocus on our core strengths. We are grateful for the opportunity to have been part of the Finisar family and look forward to having Finisar as an investor in our new company.”

Finisar will record a loss of approximately $39 million on the sale of these assets and the transfer of associated liabilities. Most of this loss is a non-cash writedown of the net asset value of Sensors Unlimited. Approximately $34 million of the loss is related to a writedown of developed technology from the original acquisition of Sensors Unlimited in October 2000. An additional non-cash charge of $2 million will be recorded as a result of the release of additional shares of Finisar common stock currently held in escrow pending the accomplishment of certain

Finisar Corporation	1308 Moffett Park Drive, Sunnyvale, CA 94089-1133 • (408) 548-1000 • Fax (408) 543-0083
Email: sales@finisar.com • Website: www.finisar.com

Finisar Corporation Announces the Sale of Assets at Sensors Unlimited and Further Restructuring

October 8, 2002

milestones defined by the original acquisition. The transaction will result in a net cash infusion of $6.1 million to Finisar while enabling Finisar to avoid certain future obligations.

Other Restructuring

Finisar also announced a further reduction in its U.S. workforce and the closure of a facility in Hayward, California. The Company indicated that it would record a restructuring charge of approximately $5 million associated with the layoffs and the facility closure.

Together with the transfer of assets to the management group of Sensors Unlimited, the Company will have reduced its total U.S. workforce by over 30% since the start of the calendar year. Management believes that these actions will enable Finisar to operate at cashflow breakeven with revenues of about $55 million per quarter.

While the Company did not update its overall guidance for future financial performance, it did indicate that its cash burn rate for the current quarter was on target to be substantially lower than the previous quarter, even excluding the immediate benefit associated with the Sensors Unlimited transaction.

The Company reported that cash and short-term investment totaled $112 million at the end of July, plus another $16 million of investments held in escrow to meet interest payment obligations under the Company’s outstanding convertible subordinated notes.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACTS OF 1995

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Finisar’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to Finisar as of the date hereof, and Finisar assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the rapidly evolving markets for Finisar’s products and uncertainty regarding the development of these markets; Finisar’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers in any period; ongoing new product development and introduction of new and enhanced products; the challenges of rapid growth followed by periods of contraction; intensive competition; and potential problems related to the assimilation and integration of the operations, technologies and products of several recently acquired companies and product lines, as well as the divestiture of Sensors Unlimited and the other restructuring activities announced today. Other risks relating to Finisar’s business are set forth in Finisar’s Annual Report on Form 10K and other interim reports as filed with the Securities and Exchange Commission.

Finisar Corporation Announces the Sale of Assets at Sensors Unlimited and Further Restructuring

October 8, 2002

ABOUT FINISAR

Finisar Corporation (Nasdaq: FNSR) is a technology leader for fiber optic subsystems and network tools for testing and monitoring network systems. These products enable high-speed data communications for networking and storage applications over Gigabit Ethernet local area networks (LANs), Fibre Channel storage area networks (SANs), and metropolitan area networks (MANs). The Company’s headquarters is in Sunnyvale, California, USA. www.finisar.com <http://www.finisar.com>.